EXHIBIT B:
SUB-ITEM 77C: Submission of matters to a vote of security holders.
(a) The Annual Meeting of Shareholders of Alterman Investment Fund, Inc. ("Alterman") was held on December 7, 1999.
(b)  Perry Alterman, Daniel Alterman, Kusiel Kaplan, Stanley Friedman and Joel
F. Fryer
(c) PROPOSAL 1: The approval or disapproval of the proposed Agreement and Plan of Reorganization for Alterman, pursuant to which Alterman shall transfer all or substantially all of its assets and all of its stated liabilities, in exchange for issued and outstanding Class A voting shares of the Georgia Portfolio of Smith Barney Muni Funds, and Alterman shall liquidate and distribute pro rata to its shareholders the Georgia Portfolio Shares received from Georgia Portfolio, terminate as a closed-end management investment company under the Investment Company Act of 1940, as amended, and then dissolve as a corporation under Delaware law was voted as follows:

     Number of Shares Voting for        Number of Shares Voting Against    Number of Shares Abstaining from
          Proposal 1                             Proposal 1                        Voting on Proposal 1
           502,184                                  150                               100

PROPOSAL 2: The approval or disapproval of the proposed election of Perry Alterman, Daniel Alterman, Kusiel Kaplan, Stanley Friedman and Joel F. Fryer as directors of Alterman, to hold office until the next annual meeting of stockholders and until their successors shall be elected and shall qualify was voted as follows:


                                                    FOR                WITHOLD
     Perry Alterman                               659,604                410
     Daniel Alterman                              659,604                410
     Kusiel Kaplan                                659,604                410
     Stanley Friedman                             659,604                410
     Joel F. Fryer                                659,604                410

PROPOSAL 3: The approval or disapproval of the proposed ratification of the selection of Birnbrey, Minsk and Minsk LLC as auditors of the Fund for fiscal 2000, subject to termination without penalty upon the vote of a majority of the outstanding voting securities of the Fund was voted as follows:

     FOR - 659,764 shares
     AGAINST - 150 shares
     ABSTAIN - shares


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